EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.79 on Revenue Increase of 11.4% to $123 Million

BENTONVILLE, Ark., Aug. 19, 2013 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the first quarter of fiscal 2014.

Highlights of first quarter operating results:

  Net income of $7.5 million - $.79 per diluted share vs. $.83 per diluted share for prior year quarter
  Revenues of $123 million compared to $110 million for the prior year quarter with same store revenue increase of 5.6%
  Retail unit sales increase of 9% to 10,643 from 9,753 for the prior year quarter with productivity increase to 28.4 retail units sold per store per month from 28.3 for prior year quarter
  Average retail sales price increased $252 to $9,836 or 2.6% from the prior year quarter and decreased $127 or 1.3% sequentially
  Net Charge-offs as a percent of average finance receivables of 6.2%, up from 5.9% for prior year quarter
  Provision for credit losses of 24.3% of sales vs. 22.0% for prior year quarter
  Selling, General and Administrative Expenses at 18.0% of sales vs. 18.2% for prior year quarter
  Opened two new dealerships during the quarter  - dealership count now at 126
  Active accounts base now over 59,000
  Debt to equity of 47.3% and debt to finance receivables of 26.2%
  Allowance for credit losses at 21.5% of finance receivables at July 31, 2013
  Strong cash flows supporting the significant increase in revenues, the $16.5 million increase in finance receivables, $1.8 million in net capital expenditures and the $384,000 in common stock repurchases (9,020 shares) with no increase in total debt

 "We are very pleased with our top line growth for the quarter. Our General Managers continue to work hard at helping our customers succeed and are meeting the challenges of the current competitive environment head–on. We are determined to earn the repeat business of our customers by doing everything we can to help them purchase a quality vehicle with affordable payment terms and excellent service," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "Even though our revenues were up, we feel like we could have done even better as we believe that increased funding to the sub-prime auto industry continues to have a negative effect on our business especially on the provision for credit losses line. We believe that many companies that are competing for our customers on the funding side are not focused on earning repeat business tied to customer success. We believe that by helping our customers successfully complete the terms of their contracts, which has always been and will always be our primary focus, we will continue to fulfill our vision of being the most respected buy-here-pay-here organization in the country."

"We finished the quarter with 126 dealerships, an increase of 10 from this time last year. We have several new openings planned for the next few months and we continue to expect to open a total of 12 for the fiscal year," added Mr. Henderson. "We sold 10,643 retail units during the quarter, a 9.1% increase. Same store revenues were up a healthy 5.6% and the average retail units sold per store per month increased for the quarter to 28.4. We remain convinced that the business model will continue to support significant unit volume expansion. We are excited about our future and we will continue to fight to retain our better customers."

 "Revenues, gross margin percentage and selling, general and administrative expenses were all in line with our internal expectations for the quarter. We were pleased with the top line growth and sales volume productivity improvements in the face of a challenging macroeconomic environment for our customer and additional competitive pressures on the funding side," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Our provision for credit losses is certainly higher than we would like but our expected cash on cash returns continue to be very attractive even with the higher credit loss amounts. For competitive reasons, we continued to lengthen our overall contract terms during the quarter (to 29.5 months up from 28.1 at this time last year and 29.3 for the 4th quarter of 2013) which contributed to lower collections and a higher provision for credit losses. We expect to continue our efforts to attract and retain better customers through slightly longer terms and somewhat lower down payments in this competitive environment.

"We believe it is prudent to maintain a very conservative balance sheet, especially in the current operating environment. Our debt to equity ratio was 47.3% and our debt to finance receivables ratio was 26.2% at the end of the quarter. We repurchased 9,020 shares of common stock during the quarter and since February 1, 2010 we have repurchased 2.9 million shares, or almost 25% of our Company. We believe in the long-term value of our company and plan to invest in the repurchase program when favorable conditions are present, but our first priority for capital allocation will continue to be to support the healthy growth of the business," added Mr. Williams. "We will continue to stay focused on cash returns and our future is bright."

Conference Call

Management will be holding a conference call on Tuesday, August 20, 2013 at 11:00 a.m. Eastern Time to discuss first quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 27957294.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 126 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)

			% Change	As a % of Sales
	Three Months Ended July 31,		2013 vs.	Three Months Ended July 31,
	2013	2012	2012	2013	2012
Operating Data:
Retail units sold	10,643	9,753	9.1%
Average number of stores in operation	125	115	8.7
Average retail units sold per store per month	28.4	28.3	0.4
Average retail sales price	$ 9,836	$ 9,584	2.6
Same store revenue growth	5.6%	5.5%
Net charge-offs as a percent of average Finance Receivables	6.2%	5.9%
Collections as a percent of average Finance Receivables	13.8%	14.9%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.5%	81.5%
Average down-payment percentage	6.6%	7.2%

Period End Data:
Stores open	126	116	8.6%
Accounts over 30 days past due	5.4%	4.0%
Finance Receivables, gross	$ 379,920	$ 329,935	15.1%

Operating Statement:
Revenues:
Sales	$ 109,149	$ 98,297	11.0%	100.0%	100.0%
Interest income	13,395	11,703	14.5%	12.3	11.9
Total	122,544	110,000	11.4%	112.3	111.9

Costs and expenses:
Cost of sales	62,789	56,185	11.8%	57.5	57.2
Selling, general and administrative	19,647	17,856	10.0%	18.0	18.2
Provision for credit losses	26,530	21,663	22.5%	24.3	22.0
Interest expense	790	653	21.0%	0.7	0.7
Depreciation and amortization	777	662	17.4%	0.7	0.7
Loss on Disposal of Property and Equipment	41	--	--	--	--
Total	110,574	97,019	14.0%	101.3	98.7

Income before taxes	11,970	12,981		11.0	13.2

Provision for income taxes	4,429	4,863		4.1	4.9

Net income	$ 7,541	$ 8,118		6.9	8.3

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,531	$ 8,108

Earnings per share:
Basic	$ 0.83	$ 0.87
Diluted	$ 0.79	$ 0.83

Weighted average number of shares outstanding:
Basic	9,020,228	9,304,743
Diluted	9,492,852	9,752,069

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(unaudited)
(Dollars in Thousands)

	July 31, 2013	April 30, 2013

Cash and cash equivalents	$ 288	$ 272
Finance receivables, net	$ 301,112	$ 288,049
Inventory	$ 31,722	$ 32,827
Total assets	$ 368,910	$ 358,265
Total debt	$ 99,497	$ 99,563
Treasury stock	$ 94,931	$ 94,547
Stockholders' equity	$ 210,179	$ 202,268
Shares outstanding	9,017,929	9,023,290

Finance receivables:
Principal balance	$ 379,920	$ 363,394
Deferred revenue - payment protection plan	(13,371)	(12,910)
Allowance for credit losses	(78,808)	(75,345)

Finance receivables, net of allowance and deferred revenue	$ 287,741	$ 275,139

Allowance as % of principal balance	21.50%	21.50%

Changes in allowance for credit losses:
	Three Months Ended July 31,
	2013	2012
Balance at beginning of period	$ 75,345	$ 65,831
Provision for credit losses	26,530	21,663
Charge-offs, net of collateral recovered	(23,067)	(18,989)
Balance at end of period	$ 78,808	$ 68,505
CONTACT: William H. ("Hank") Henderson, CEO
         (479) 464-9944

         Jeffrey A. Williams, CFO
         (479) 418-8021